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                                                                     EXHIBIT 4.1

                          PULITZER PUBLISHING COMPANY
               1994 KEY EMPLOYEES' RESTRICTED STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Pulitzer Publishing Company 1994 Key Employees' Restricted Stock Purchase Plan (the "Plan") is to enable Pulitzer Publishing Company (the "Company") and its stockholders to secure the benefits of incentives inherent in common stock ownership by present and future officers and other key employees and personnel of the Company and its subsidiaries, which, for purposes hereof, shall be deemed to include any entity in which the Company has an ownership interest, directly or indirectly, of at least 50% (a "Subsidiary").

     2. Stock Subject to the Plan. Subject to the provisions of Section 6 hereof, the Company may issue and sell a total of 250,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. If shares issued and sold hereunder are repurchased by the Company in accordance with the provisions hereof or of the applicable restricted stock purchase agreements, then such shares shall again be available for issuance under the Plan. No more than 50,000 shares of Common Stock may be issued and sold in any calendar year to any employee of the Company or a Subsidiary.

     3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board of Directors of the Company (the "Board"). Each member of the Committee will be a "disinterested director" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to make awards under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of restricted stock purchase agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     4. Eligibility. Shares of Common Stock may be issued and sold under the Plan to present and future officers and other key employees and personnel of the Company or a Subsidiary. Common Stock may not be issued or sold under the Plan to Michael E. Pulitzer or to directors of the Company who are not also employees of the Company and/or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom Common Stock will be offered hereunder, and will fix the number of shares covered by each such offer and establish the terms and conditions thereof, including, without limitation, the purchase price, and vesting and other restrictions on any shares to be acquired pursuant to said offer.

     5. Terms and Conditions of Restricted Stock Awards. Each restricted stock award made and accepted under the Plan will be evidenced by a restricted stock purchase agreement approved by the Committee. Each restricted stock award will be subject to the terms and conditions set forth in this section and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate.


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          (a) Purchase Price. The purchase price of shares of Common Stock issued and sold under this Plan may not be less than the par value thereof on the date of their issuance and sale. For purposes hereof, the fair market value of a share of Common Stock on any date shall be equal to the closing price per share, as published by a national securities exchange on which shares of Common Stock are traded, on such date or, if there is no sale on such date, on the next preceding date on which shares of Common Stock are traded.

          (b) Notification and Acceptance of Award. The Committee will notify each individual who receives a restricted stock award hereunder of the fact of the award and of the material terms and conditions of the award. Notification shall include (and may consist of) a copy of the proposed restricted stock agreement. Unless the Committee determines otherwise, each person who receives an award shall have thirty days to accept the award by returning to the Company a completed and signed restricted stock purchase agreement, accompanied by payment in full for the shares covered thereby. The Committee shall have the right to modify or cancel an award prior to its timely acceptance by the recipient.

          (c) Payment of Purchase Price. The purchase price of shares of Common Stock acquired hereunder may be paid in cash and/or other form of payment permitted by the Committee.

          (d) Restrictions. The Committee shall determine if, the extent to which and the manner in which shares of Common Stock issued or sold pursuant to the Plan shall be subject to vesting and/or other conditions and restrictions. Unless the Committee determines otherwise, with respect to each restricted stock award made hereunder, the Company shall have the right, but not the obligation, to reacquire all or a portion of the shares of Common Stock acquired pursuant to the award for an amount equal to the price paid therefor if the applicable vesting or other conditions or restrictions are not satisfied within the time or in the manner specified in the award. The recipient of a restricted stock award may be required to agree that all Common Stock acquired by him or her pursuant to the Plan is acquired for investment purposes and not for the purpose of resale or other distribution thereof.

          (e) Transferability. Shares of Common Stock issued and sold hereunder and subject to reacquisition by the Company may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the holder thereof other than to the Company in accordance with the restricted stock purchase agreement applicable thereto. Any attempt to do any of the foregoing shall be null and void, and, unless the Committee determines otherwise, shall result in the immediate forfeiture of such shares of Common Stock.

          (f) Other Provisions. The Committee may impose such other conditions with respect to the issuance and sale of Common Stock under the Plan as it may deem necessary or advisable, including, without limitation, any conditions relating to the application of federal or state securities, tax or other laws.

     6. Capital Changes. The aggregate number and class of shares for which awards may be made under the Plan and the maximum number of shares which may be issued in any calendar year to any employee shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

     7. Amendment and Termination. The Board may amend or terminate the Plan. Except as otherwise provided in Section 6 hereof, any amendment which would increase the aggregate number of shares of Common Stock as to which awards may be made under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive awards under the Plan shall be subject to the approval of the Company's stockholders. No amendment or termination of the Plan may affect adversely the terms of any outstanding award or restricted stock purchase agreement without the written consent of the holder. The Committee may amend the terms of any award or restricted stock purchase agreement made hereunder at any time and from time to time (e.g., to accelerate vesting upon a change of control), provided, however, that any


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amendment which would adversely affect the rights of the holder under his or her award or agreement may not be made without the holder's prior written consent.

     8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

     9. Governing Law. The Plan and each award and agreement made hereunder shall be governed by the laws of the State of Delaware.

     10. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     11. Term of the Plan. The Plan shall be effective as of the date on which it is adopted by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the date ten years after the date of adoption, unless sooner terminated by the Board. The rights of any individual to whom shares of Common Stock are issued and sold hereunder shall not be affected solely by reason of the termination of the Plan and shall continue to be governed by the terms of the applicable restricted stock grant or restricted stock purchase agreement (as then in effect or thereafter amended) and the Plan.